Exhibit 7.3

THIS SHARE PURCHASE AND TRANSFER AGREEMENT (the “Agreement”), made effective as of the 30th day of January 2023 (the “Effective Date”), is entered into by and among Daniel Rubin, an individual residing in the Province of Ontario (“DR”), Robert Klein, an individual residing in the Province of Ontario (“RK”), 909663 Ontario Limited, a corporation incorporated under the laws of the Province of Ontario (“909 Ontario”), Michael Lickver, an individual residing in the Province of Ontario (“ML”, and together with DR, RK and 909 Ontario, collectively the “Sellers” and each of them a “Seller”), International Star Inc., a corporation incorporated under the laws of the State of Nevada (the “Purchaser”), and Budding Equity Inc., a corporation incorporated under the federal laws of Canada (the “Corporation”). (The Sellers, Purchaser and Corporation are jointly referred to herein as the “Parties” and each as a “Party.”)

WHEREAS the Purchaser currently owns 750,000 shares of the common stock of the Corporation, having acquired said shares from the Corporation on or about August 12, 2022, pursuant to the terms set forth in that certain Share Purchase Agreement by and between the Parties; and

WHEREAS the Sellers granted an option (the “Option”) to Purchaser to acquire an additional 9,250,000 shares (the “Shares”) of the Corporation’s common stock, which Shares represent all of the Sellers’ remaining equity interests in the Corporation, pursuant to the terms set forth in the aforesaid Share Purchase Agreement; and

WHEREAS the Purchaser duly exercised the Option on or about October 25, 2022; and

WHEREAS the Parties now wish to enter into this Agreement to memorialize the issuance of the Shares to the Purchaser pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration (the receipt and sufficiency of which each of the Parties hereto hereby acknowledges), the Parties hereby agree as follows:

SECTION 1

PURCHASE OF SHARES

1.	The Sellers hereby transfer to the Purchaser the aggregate amount of 9,250,000 common shares in the capital of the Corporation, free and clear of all claims, liens and encumbrances, in consideration of that certain promissory note issued by Purchaser to the order of Sellers, dated January 31, 2023 (the “Note”), in the principal amount of $1,094,000 (USD).

2.	The amounts due under the Note shall be payable by Purchaser to Sellers in a combination of cash and shares as follows: cash payment(s) in the aggregate amount of $512,000 (USD), with the balance to be paid by the issuance of shares of the Purchaser to the Sellers, in the form of its Series B Preferred Shares to be designated by Purchaser at a later date.

SECTION 2

PARTIES’ REPRESENTATIONS AND WARRANTIES

1.	Each of the Parties hereby represents and warrants as follows and acknowledges that the other Parties are relying upon such representations and warranties:

a.	It has full power, authority and legal right to enter into this Agreement.

b.	This Agreement has been duly authorized and executed and constitutes a legal, valid and binding obligation of such Party enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to equitable principles (regardless of whether enforcement is sought in equity or at law).

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c.	No authorization, approval, or other action by, and no notice to or filing with, any governmental authority, regulatory body or any other entity is required for the execution and delivery of this agreement by such Party or the performance by such Party of its obligations hereunder.

d.	The execution and delivery of this Agreement by such Party and its performance of its obligations hereunder will not violate any provision of any applicable law or regulation or any order, judgment, writ, award or decree of any court, arbitrator or governmental authority, domestic or foreign, applicable to such Party or any of its property, or the organizational or governing documents of such Party or any agreement or instrument to which such Party is a party or by which it or its property is bound.

SECTION 3

SELLERS’ FIDUCIARY OBLIGATIONS AND RESTRICTIVE COVENANTS

1.	Fiduciary Obligations. The Sellers acknowledge and agree that each of them has a fiduciary obligation to the Purchaser and, for a period commencing on the Effective Date of this Agreement and continuing until the third anniversary of the Effective Date, shall not permit such Seller’s personal interests to conflict, or to appear to conflict, with the business interests of the Purchaser (which, for purpose of this paragraph, shall include the Purchaser’s subsidiary, Budding Equity Inc.) or the Seller’s duties to the Purchaser.

2.	Covenant Not to Compete. Each of the Sellers acknowledges that he, she or it is and will be in possession of Confidential Information concerning the Corporation, including, but not limited to, information about markets, key personnel, current and prospective customers and other business affairs and methods and other information not readily available to the public (collectively, “Confidential Information”); provided, however, that, for purposes of this Agreement, Confidential Information shall not include information which is or becomes generally available to the public other than as a result of wrongful disclosure by any Seller. As a means reasonably designed to protect the Confidential Information, from the Effective Date of this Agreement until the third anniversary of the Effective Date, each Seller who currently owns more than 10% of the outstanding shares of the Corporation agrees that during such time period it will not, directly or indirectly (including through its affiliates), within the geographic region of North America, engage in, assist (financially or otherwise), render services to, or perform any activity that is competitive with the Corporation’s business.

3.	Non-Interference and Non-Solicitation. From the Effective Date until the third anniversary of the Effective Date, each Seller who currently owns more than 10% of the outstanding shares of the Corporation shall not, without the prior written consent of the Purchaser, directly, indirectly, or as an agent on behalf of or in conjunction with any person, firm, partnership, corporation or other entity: (a) hire, solicit, encourage the resignation of, or in any other manner seek to engage or employ, any person who, as of the Effective Date or at any time during the six (6) month period prior thereto, was an employee or consultant of the Corporation, whether or not for compensation and whether as an officer, employee, consultant, adviser, independent sales representative, vendor, independent contractor or participant, or (b) solicit, service or otherwise have any business dealings with any person or entity with whom the Corporation has a then-current business relationship or if such solicitation or other dealings could reasonably be expected to adversely impact the Corporation’s relationship with such person or entity.

4.	Non-Disclosure. Unless otherwise approved in writing by the Purchaser, each of the Sellers covenants and agrees that he, she or it will not use for any purpose and will keep secret and will not intentionally disclose to anyone other than the Purchaser, wherever located, any and all Confidential Information during the term of this Agreement.

SECTION 4

GENERAL CONTRACT PROVISIONS

1.	The Parties hereto shall sign and deliver such further and other papers, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give effect to this Agreement and every part thereof.

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2.	All notices, requests, demands or other communications by the terms hereof required or permitted to be given or made by one party to another shall be given in writing by (i) email, with proof of delivery, addressed to such other party’s email address below; or (ii) registered mail, postage prepaid, addressed to such other party or delivered to such other party, at such other party’s mailing address below, as follows:

If to Sellers: Daniel Rubin 448 Autumn Hill Blvd. Thornhill, Ontario L4J 9B8 Email: dan@buddingequity.com

Robert Klein

229 Strathallan Wood Blvd.

Toronto, Ontario M5N 1T5

Email: rob@buddingequity.com

Michael Lickver

8 Parkwood Avenue

Toronto, Ontario M4V 2W8

Email: mike.lickver@gmail.com

909663 Ontario Limited

229 Strathallan Wood Blvd.

Toronto, Ontario M5N 1T5

Email: rob@buddingequity.com

If to Purchaser:

International Star, Inc.

Attention: Nochum Greenberg, Interim CEO

8 The Green

Suite 13940

Dover, DE 19901

With a copy to:

Zvi Raskin, Esq.

c/o Raskin Legal

10 Keri Lane

Spring Valley, New York 10977

Email: zr@raskinlegal.com

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or such other address or addresses as the party to whom such notice, document or other communication is given may have designated by notice so given to any party hereto. Any notice, document or other communication, if mailed, shall be deemed to have been given on the fourth (4th) business day following the postmarked date thereof and if delivered, on the day of delivery, if a business day, or if not a business day, on the business day next following the date of delivery.

3.	This Agreement, the Promissory Note, and the terms hereof and thereof, shall constitute the entire agreement between the Parties hereto with respect to all of the matters herein and its execution has not been induced by, nor do any of the Parties hereto rely upon or regard as material any representations or writings whatsoever not incorporated herein and made a part hereof. This Agreement shall not be amended, altered or qualified except by a memorandum in writing signed by all the Parties hereto and any amendment, alteration or qualification hereof shall be null and void and shall not be binding upon any party who has not given his consent as aforesaid.

4.	All words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or Parties referred to in each case require, and the verb agreeing therewith shall be construed as agreeing with the required word and pronoun.

5.	All headings and titles in this Agreement are for reference only and are not to be used in the interpretation of the terms hereof.

6.	This Agreement shall enure to the benefit of and be binding upon the Parties hereto, their respective heirs, legal personal representatives, successors and assigns.

7.	Governing Law. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to its conflict of laws principles.

8.	Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this agreement in electronic format shall be effective as delivery of a manually executed counterpart of this agreement.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement to be effective as of the date first written above.

PURCHASER:			SELLERS:

INTERNATIONAL STAR INC.			/s/ Daniel Rubin
DANIEL RUBIN

Per:	/s/ Nochum Greenberg		/s/Robert Klein
	Name: Nochum Greenberg		ROBERT KLEIN
Title: Chief Executive Officer

I have authority to bind the corporation			/s/Michael Lickver
MICHAEL LICKVER

ADDITIONAL PARTY:			909663 ONTARIO LIMITED

BUDDING EQUITY INC.		Per:	/s/ Robert Klein
Name: Robert Klein
Per:	/s/ Daniel Rubin		Title: President
Name: Daniel Rubin
	Title: President		I have authority to bind the corporation

I have authority to bind the corporation

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